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                                                                Exhibit No. 18.1

Accountants Preferability Letter Regarding Change In Accounting Principle

Oracle Corporation
500 Oracle Parkway
Redwood Shores, California 94065

October 12, 2001

Re: Form 10-Q Report for the quarter ended August 31, 2001

Gentlemen/Ladies:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of September 1, 2001, the Company has decided to change its method for measuring effectiveness in net investment hedges from the changes in forward exchange rates to changes in spot exchange rates. According to the management of the Company, using the changes in spot exchange rates better meets the Company's risk management strategies, better reflects the economics of those strategies in the Company's financial statements, and better manages interest rate differentials between different countries.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not examined and do not express any opinion with respect to your financial statements for the three months ended August 31, 2001.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP